Company contact: Tony Tomich 818 / 673-3996

FOR IMMEDIATE RELEASE	April 26, 2006

21st CENTURY INSURANCE GROUP ANNOUNCES STRONG FIRST QUARTER
COMBINED RATIO AND EXPANSION INTO FLORIDA, GEORGIA AND PENNSYLVANIA

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) today reported net income of $21.3 million ($0.25 per basic share) for the first quarter of 2006, compared to $19.4 million ($0.23 per basic share) for the same period in 2005. The 2006 results include net realized capital losses of $1.1 million, compared to net realized capital losses of $0.5 million for the same three-month period in 2005. Other first quarter financial highlights:

•	GAAP combined ratio of 94.7%, versus 95.9% for the same period in 2005
•	Direct premiums written of $338.6 million, versus $352.1 million for the same period in 2005 (3.8% decrease)
•	California direct premiums written of $311.8 million, versus $332.6 million for the same period in 2005 (6.2% decrease)
•	Non-California direct premiums written of $26.7 million, versus $19.6 million for the same period in 2005 (36.7% increase)

Stockholders’ equity at March 31, 2006 increased to $836.8 million, compared to $830.0 million at December 31, 2005. Book value per share at March 31, 2006 improved to $9.72 per share from $9.66 per share at December 31, 2005. Operating cash flow for the first quarter of 2006 was $38.7 million, compared to $39.4 million in the same period of 2005.

“First quarter combined ratio and net income were very solid and premium growth in new markets has been strong,” said Chief Executive Officer & President Bruce Marlow. “Last fall we announced plans to enter three additional states in the second quarter of 2006 to further our national expansion strategy. I’m pleased to announce that we will begin operations in Florida, Georgia and Pennsylvania in the second quarter of this year. These three states represent 15% of the total U.S. personal auto premium, bringing the percentage of the U.S. where we actively market to 45%,” added Marlow.

About 21st: Good people to call

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.4 billion of revenue in 2005, the Company insures over 1.5 million vehicles in California, Texas, Illinois, and six other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at 21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish both on the phone and on the web. 21st Century Insurance Company, 21st Century Casualty Company, and 21st Century Insurance Company of the Southwest are rated A+ by Fitch Ratings and Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

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21st Century Insurance Group (NYSE: TW) will hold an earnings teleconference for investors on Thursday, April 27, 2006 at 10:00 a.m. EST. The public can find information about the call in the Investor Relations section of 21st.com. The call will be broadcast over the Internet via a webcast, as well.

Teleconference Details:
Dial in number - 1-866-713-8564
International dial in number - 1-617-597-5312
Passcode - 463-658-68

Teleconference Replay Details:
Available from 12pm (EST) on April 27th, 2006 until 12pm (EST) on May 11th, 2006
Dial in number - 1-888-286-8010
International dial in number - 1-617-801-6888
Passcode - 846-867-82

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make, statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Other important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; changes in consumer preferences or buying habits; adverse underwriting and claims experience; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Southern California; information system problems; control environment failures; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain regulatory approval for necessary licenses, rate increases and product changes and possible adverse actions by state regulators in market conduct examinations; and the Company’s ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at 21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

Disclosure of Non-GAAP Measures:
The Company may have included financial measures and other information in this document that may not be presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management believes these financial measures and other information may enhance investors’ understanding of the Company’s operations or enhance their understanding of the industry, in general. However, these financial measures and other information are not intended to replace, and should be read in conjunction with, the GAAP financial results. When possible, the Company has made efforts to reconcile these financial measures and other information to the most directly comparable GAAP financial measures available.

Premiums Written represent the premiums charged on policies issued and in effect during a fiscal period. Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the terms of the policies. Premiums Written are meant as supplemental information and are not intended to replace Premiums Earned. Statutory Surplus represents equity as of the end of a fiscal period for the Company’s insurance entities, determined in accordance with Statutory Accounting Principles, as prescribed by insurance regulatory authorities. Stockholders’ Equity is the most directly comparable GAAP measure. Statutory Surplus is presented as supplemental information and is not intended to replace Stockholders’ Equity.

These non-GAAP, financial measures should be read in conjunction with the GAAP financial results. The Company has reconciled these financial measures with the most directly comparable GAAP financial measures in the supplemental schedules.

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 © 2006 by 21st Century Insurance Group. All rights reserved

Exhibit A

21st Century Insurance Group and Subsidiaries
Condensed Operating Results - All Lines
(amounts in thousands, except share data)
(Unaudited)

	Quarter Ended March 31,
	2006	2005

Direct premiums written	$338,569	$352,117
Net premiums written	$337,223	$350,940

Net premiums earned	$325,824	$336,364

Net losses and loss adjustment expenses	236,496	251,031
Underwriting expenses	71,933	71,681
Underwriting profit	17,395	13,652
Net investment income	17,755	17,037
Net realized investment losses	(1,067)	(460)
Interest and fees expense	(1,898)	(2,057)
Income before provision for income taxes	32,185	28,172
Provision for income taxes	10,868	8,735
Net income	$21,317	$19,437

Net income per common share - basic & diluted	$0.25	$0.23

Losses and loss adjustment expense ratio	72.6%	74.6%
Underwriting expense ratio	22.1%	21.3%
Combined ratio	94.7%	95.9%

Reconciliation of direct premiums written to net premiums earned
Direct premiums written	$338,569	$352,117
Ceded premiums written	(1,346)	(1,177)
Net premiums written	337,223	350,940
Net change in unearned premiums	(11,399)	(14,576)
Net premiums earned	$325,824	$336,364

Net losses and loss adjustment expenses
Current accident year	$243,511	$258,702
Prior accident years	(7,015)	(7,671)
Net losses and loss adjustment expenses	$236,496	$251,031

ADOPTION OF FAS 123(R): On 1/1/06, the Company adopted FAS 123(R), Share-Based Payment, and began recognizing the cost of all employee stock options. The adoption resulted in additional stock-based compensation costs of $4.0 million in the first quarter ($1.1 million in Net losses and loss adjustment expenses; $2.4 million in Underwriting expenses; $0.5 million was deferred as Deferred policy acquisition costs). The net impact after taxes was $2.7 million, or $0.03 per share.

Exhibit B

21st Century Insurance Group and Subsidiaries
Selected Other Information - All Lines
(amounts in thousands, except ratio and share data)
(Unaudited)

Balance Sheet Data	As of March 31, 2006	As of December 31, 2005
Total investments	$1,435,611	$1,402,074
Deferred policy acquisition costs	$62,919	$59,939
Total assets	$1,936,610	$1,920,229
Unpaid losses and loss adjustment expenses	$508,428	$523,835
Unrealized loss, net of taxes	$(21,014)	$(8,504)
Stockholders' equity	$836,813	$829,972
Number of common shares outstanding	86,095,739	85,933,960
Book value per share	$9.72	$9.66

Additional Information
Statutory surplus	$725,144	$704,671
Ratio of net premiums written to statutory surplus ratio	1.8	1.9

California vehicles in force	1,382	1,414
Non-California vehicles in force	139	127
Total vehicles in force	1,521	1,541

Auto renewal ratio - Quarter ended 3/31/06 and 12/31/05	91%	91%

Reconciliation of stockholders' equity to statutory surplus
Stockholders' equity - GAAP	$836,813	$829,972
Condensed adjustments to reconcile GAAP stockholders' equity to statutory surplus:
Equity in non-insurance entities	31,728	26,798
Capital lease obligation	1,178	2,975
Net unrealized losses on investments	31,683	10,788
Deferred policy acquisition costs	(62,919)	(59,939)
Net deferred tax assets related to items nonadmitted under SAP	24,137	38,544
Assets nonadmitted for statutory purposes	(137,476)	(144,467)
Statutory surplus	$725,144	$704,671